Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Lucid, Inc. on Form S-8, No. 333-182752 of our report which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated March 29, 2013 with respect to our audit of the consolidated financial statements of Lucid, Inc. and subsidiary as of December 31, 2012 and for the year then ended, which report is included in this Annual Report on Form 10-K of Lucid, Inc. for the year ended December 31, 2012.

/s/ Marcum LLP
Boston, Massachusetts
March 29, 2013